Exhibit 99.i


                      [Willkie Farr & Gallagher letterhead]


July 24, 2003


Scudder Advisor Funds
One South Street
Baltimore, Maryland 21202

         Re: Post-Effective Amendment No. 103 to Registration Statement (Securities Act File No. 033-07404; Investment Company Act File No. 811-04760)

Ladies and Gentlemen:

You have requested us, as counsel to Scudder Advisors Fund (the "Trust"), a business trust organized under the laws of the Commonwealth of Massachusetts, to furnish you with this opinion with respect to its series, Scudder Lifecycle Short Range Fund (the "Short Range Fund") and Scudder Lifecycle Mid Range Fund (the "Mid Range Fund") in connection with the Trust's filing of Post-Effective Amendment No. 103 to its Registration Statement on Form N-1A (the "Amendment").

As to the various questions of fact material to the opinion expressed herein we have relied upon and assumed the genuineness of the signatures on, the conformity to originals of, and the authenticity of, all documents, including but not limited to certificates of officers of the Trust, submitted to us as originals or copies, which facts we have not independently verified. We have also examined such other records, documents, papers, statutes and authorities as we have deemed necessary to form a basis for the opinion hereinafter expressed. Capitalized terms used herein but not otherwise defined have the meanings ascribed to them in the Amendment.

Based on the foregoing, we are of the opinion that the shares of beneficial interest of each of the Short Range Fund and the Mid Range Fund, each when duly sold, issued and paid for in accordance with the laws of applicable jurisdictions and the terms of the Trust's Prospectus and Statement of Additional Information included as part of the Amendment, will be valid, legally issued, fully paid and non-assessable. We note, however, that shareholders of a Massachusetts business trust may under certain circumstances be subject to assessment at the instance of creditors to pay the obligations of such trust in the event that its assets are insufficient for the purpose.

We are members of the Bar of the State of New York only and do not opine as to the laws of any jurisdiction other than those of the United States of America and the State of New York. We note that we are not licensed to practice law in the Commonwealth of Massachusetts, and to the extent that any

Scudder Advisor Funds
July 24, 2003
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opinion expressed herein involves the law of the Commonwealth of Massachusetts, such opinion should be understood to be based solely upon our review of the documents referred to above, the published statutes of the Commonwealth of Massachusetts, and where applicable, published cases, rules or regulations of regulatory bodies of the Commonwealth of Massachusetts. We assume no obligation to revise or supplement this opinion should the present laws of such jurisdictions be changed by legislative action, judicial decision or otherwise. This opinion is rendered as of the date hereof, and we express no opinion as to, and disclaim any undertaking or obligation to update this opinion in respect of changes of circumstances or events which occur subsequent to this date.

We hereby consent to the filing of this opinion as an exhibit to the Amendment and to the reference to us in the statement of additional information included as part of the Amendment. We are furnishing this opinion solely for your benefit and this opinion may not be relied upon by any other person without our prior written consent.

Very truly yours,



/s/ Willkie Farr & Gallagher